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                                                                      EXHIBIT 11


                                 LASON, INC.

               COMPUTATION OF CONSOLIDATED NET INCOME PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)





                                                 YEAR ENDED      SIX MONTHS ENDED
                                               JUNE 30,  1995       JUNE 30,
                                               --------------   ------------------
                                                                 1995       1996
                                                                -------------------
Net Income                                         $2,014       $1,575       $1,722
                                                   ======       ======       ======

PRIMARY AND FULLY DILUTED

Weighted average common shares
  outstanding                                       5,000        5,000        5,007

Effect of assumed exercise of stock options
  using treasury stock method                         492          492          481

Common shares owned by the Class B
  shareholders subject to redemption at
  effective date of IPO                               756          756          756
                                                   ------       ------       ------
Weighted average shares outstanding and
  common share equivalents for primary and
  fully diluted earnings per share                 $6,248       $6,248       $6,244
                                                   ======       ======       ======
Primary earnings and fully diluted per share       $  .32       $  .25       $  .28